GenCorp Reports 2011 First Quarter Results

SACRAMENTO, Calif., April 7, 2011 /PRNewswire/ -- GenCorp Inc. (NYSE: GY) today reported results for the first quarter ended February 28, 2011.

Financial Overview

The Company provides Non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

  Net sales for the first quarter of 2011 increased by 12.3%, and totaled $209.8 million compared to $186.8 million for the first quarter of 2010.
  Adjusted EBITDAP for the first quarter of 2011 was $29.3 million or 14.0% of net sales, compared to $22.5 million or 12.0% of net sales, for the first quarter of 2010.
  Segment performance before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $28.5 million for the first quarter of 2011, compared to $18.5 million for the first quarter of 2010.
  Net income for the first quarter of 2011 was $1.2 million, or $0.02 diluted income per share, compared to a net loss of $8.9 million, or $0.15 loss per share, for the first quarter of 2010.
  Cash provided by operating activities in the first quarter of 2011 totaled $17.6 million, compared to $77.4 million in the first quarter of 2010.
  Free cash flow (defined as cash provided by operating activities less capital expenditures) in the first quarter of 2011 totaled $15.6 million, compared to $73.2 million in the first quarter of 2010.
  As of February 28, 2011, the Company had $172.8 million in net debt (defined as debt principal less cash and marketable securities) compared to $245.1 million in net debt as of February 28, 2010.

"We are very pleased to report our first quarter results," said GenCorp Inc. President and CEO, and President, Aerojet - General Corporation, Scott J. Seymour. "We remain focused on creating value for all stakeholders through continued improvements in our program performance and operating efficiencies while strengthening our capital structure."

Operations Review

Aerospace and Defense Segment

Net sales for the first quarter of 2011 increased to $208.1 million compared to $185.1 million for the first quarter of 2010. The increase in net sales was primarily due to the following: (i) an increase of $12.9 million in the various Standard Missile programs primarily related to the divert and attitude control system contracts; (ii) awards received in 2010 on the Hawk program resulting in $6.9 million of additional net sales; (iii) additional deliveries of rocket motors under the Atlas V program in the current period increasing net sales by $6.5 million; and (iv) increased deliveries on the Guided Multiple Launch Rocket System program generating $5.9 million of additional net sales. The increase in net sales was partially offset by a decrease of $10.5 million on the Orion program due to NASA funding constraints.

Segment performance for the first quarter of 2011 was income of $20.9 million compared to income of $9.5 million in the first quarter of 2010. The increase in segment performance was primarily driven by higher sales and improved contract performance on Atlas V and various tactical and in-space propulsion programs as a result of manufacturing efficiencies and lower overhead rates. In addition, retirement benefit expense in this segment decreased by $2.1 million in the current period.

A summary of our backlog is as follows:

	February 28,	November 30,
	2011	2010
	(In millions)
Funded backlog	$ 772.9	$ 804.4
Unfunded backlog	584.7	572.9
Total contract backlog	$ 1,357.6	$ 1,377.3

Total backlog includes both funded backlog (the amount for which money has been directly appropriated by the U.S. Congress, or for which a purchase order has been received from a commercial customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond our control.

Real Estate Segment

Sales and segment performance for the first quarter of 2011 and 2010 were $1.7 million and income of $1.2 million, respectively, for both periods. Net sales and segment performance consist primarily of rental property operations.

Corporate and other

Corporate and other expenses decreased to $2.7 million in the first quarter of 2011 from $3.2 million in the first quarter of 2010. The decrease primarily reflects higher expenses related to changes to the capital structure in the first quarter of 2010.

Additional Information

Debt Activity

As of February 28, 2011, the borrowing limit under the Company's revolving credit facility was $65.0 million with all of it available. Also, as of February 28, 2011, the Company had $68.5 million outstanding letters of credit under its $100.0 million letter of credit subfacility.

The Company's debt activity during the first quarter of 2011 was as follows:

	November 30, 2010	Debt Discount Amortization	Cash Payments	Non-cash Repurchase Activity	February 28, 2011
	(In millions)
Term loan	$ 51.1	$ —	$ (0.1)	$ —	$ 51.0
9 1/2% Senior Subordinated Notes	75.0	—	—	—	75.0
4.0625% Convertible Subordinated Debentures	200.0	—	—	—	200.0
2 1/4% Convertible Subordinated Debentures ("2 1/4% Debentures")	68.6	—	(6.4)	(0.1)	62.1
Debt discount on 2 1/4% Debentures	(4.0)	0.9	—	0.4	(2.7)
Other debt	2.0	—	(0.7)	—	1.3
Total Debt and Borrowing Activity	$ 392.7	$ 0.9	$ (7.2)	$ 0.3	$ 386.7

Retirement Benefit Plans

Components of retirement benefit expense are:

	Three months ended
	February 28, 2011	February 28, 2010
	(In millions)
Service cost	$ 1.0	$ 1.2
Interest cost on benefit obligation	20.5	22.5
Assumed return on plan assets	(25.6)	(26.9)
Recognized net actuarial losses	15.7	13.7
Retirement benefit expense	$ 11.6	$ 10.5

The increase in retirement benefit expense was primarily due to higher actuarial losses recognized in the first quarter of fiscal 2011 compared to the first quarter of fiscal 2010. The increase in actuarial losses was primarily the result of a decrease in the discount rate due to lower market interest rates used to determine the Company's retirement benefit obligation. The discount rate was 5.21% as of November 30, 2010 compared to 5.65% as of November 30, 2009.

As of February 28, 2011, the Company's defined benefit pension plan assets were approximately $1.4 billion. The Pension Protection Act (the "PPA") requires underfunded pension plans to improve their funding ratios within prescribed intervals based on the funded status of the plan as of specified measurement dates. The funded ratio as of November 30, 2009 under the PPA for our tax-qualified defined benefit pension plan was 95.6% which was above the 94.0% ratio required under the PPA. The required ratio to be met as of the November 30, 2010 measurement date is 96%. The final calculated PPA funded ratio as of November 30, 2010 is expected to be completed in the second half of 2011.

The value of the unfunded accrued benefits and amount of required contribution each year are based on a number of factors, including plan investment experience and interest rate environment and, as such, can fluctuate significantly from year to year. Companies may prepay contributions and, under certain circumstances, use those prepayment credits to satisfy the required funding of the pension plan's annual required contribution thereby allowing the Company to defer cash payments into the pension plan. The Company has accumulated $61.4 million in such prepayment credits as of March 15, 2011. For 2011, the Company is not expecting to make a cash contribution to the pension plan.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company's management are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company's management that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  the earnings and cash flow of the Company's subsidiaries and the distribution of those earnings to the Company;
  cancellation or material modification of one or more significant contracts;
  future reductions or changes in U.S. government spending;
  negative audit of the Company's business by the U.S. government;
  cost overruns on the Company's contracts that require the Company to absorb excess costs;
  failure of the Company's subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  costs and time commitment related to potential acquisition activities;
  significant competition and the Company's inability to adapt to rapid technological changes;
  failure of the Company's information technology infrastructure;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release or explosion of dangerous materials used in the Company's businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company's defined benefit pension plan and the Company's obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company's current and former businesses and operations;
  changes in the amount recoverable from environmental claims;
  the results of significant litigation;
  occurrence of liabilities that are inadequately covered by indemnity or insurance;
  the cost of servicing the Company's debt and the Company's ability to comply with the financial and other covenants contained in the Company's debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  the Company's ability to execute its real estate business plan including our ability to obtain, or cause to be obtained, the necessary final governmental zoning, land use and environmental approvals and building permits;
  additional costs related to the Company's divestitures;
  a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  fluctuations in sales levels causing the Company's quarterly operating results and cash flows to fluctuate;
  changes in the Company's contract-related accounting estimates;
  new accounting standards that could result in changes to the Company's methods of quantifying and recording accounting transactions;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act;and those risks detailed from time to time in the Company's reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at http://www.GenCorp.com.

(Tables to follow)

GenCorp Inc. Condensed Consolidated Statements of Operations

(In millions, except per share amounts)	Three months ended February 28,
	2011	2010
	(Unaudited)
Net Sales	$ 209.8	$ 186.8
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	180.6	169.7
Selling, general and administrative	10.3	5.0
Depreciation and amortization	5.7	6.0
Other expense, net	1.2	0.1
Unusual items:
Executive severance agreement	—	1.4
Legal related matters	0.2	0.2
Gain on debt repurchased	(0.2)	—
Total operating costs and expenses	197.8	182.4
Operating income	12.0	4.4
Non-operating (income) expense:
Interest expense	7.8	10.4
Interest income	(0.3)	(0.3)
Total non-operating expense, net	7.5	10.1
Income (loss) from continuing operations before income taxes	4.5	(5.7)
Income tax provision	2.6	4.2
Income (loss) from continuing operations	1.9	(9.9)
(Loss) income from discontinued operations, net of income taxes	(0.7)	1.0
Net income (loss)	$ 1.2	$ (8.9)

Income (Loss) Per Share of Common Stock
Basic:
Income (loss) per share from continuing operations	$ 0.03	$ (0.17)
(Loss) income per share from discontinued operations, net of income taxes	(0.01)	0.02
Net income (loss) per share	$ 0.02	$ (0.15)
Diluted:
Income (loss) per share from continuing operations	$ 0.03	$ (0.17)
(Loss) income per share from discontinued operations, net of income taxes	(0.01)	0.02
Net income (loss) per share	$ 0.02	$ (0.15)
Weighted average shares of common stock outstanding	58.6	58.5
Weighted average shares of common stock outstanding, assuming dilution	58.6	58.5

GenCorp Inc.
Operating Segment Information

(In millions)	Three months ended February 28,
	2011	2010
Net Sales:	(Unaudited)
Aerospace and Defense	$ 208.1	$ 185.1
Real Estate	1.7	1.7
Total Net Sales	$ 209.8	$ 186.8
Segment Performance:
Aerospace and Defense	$ 27.3	$ 17.3
Environmental remediation provision adjustments	(1.0)	(0.3)
Retirement benefit plan expense	(5.2)	(7.3)
Unusual items	(0.2)	(0.2)
Aerospace and Defense Total	20.9	9.5
Real Estate	1.2	1.2
Total Segment Performance	$ 22.1	$ 10.7
Reconciliation of segment performance to income from continuing operations before income taxes:
Segment performance	$ 22.1	$ 10.7
Interest expense	(7.8)	(10.4)
Interest income	0.3	0.3
Stock-based compensation (expense) benefit	(1.2)	1.5
Corporate retirement benefit plan expense	(6.4)	(3.2)
Corporate and other	(2.7)	(3.2)
Unusual items	0.2	(1.4)
Income (loss) from continuing operations before income taxes	$ 4.5	$ (5.7)

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance.  Segment performance represents net sales from continuing operations less applicable costs, expenses and provisions for unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, legacy income or expenses, provisions for unusual items not related to the segment operations, interest expense, interest income, and income taxes.  The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance.  Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.

GenCorp Inc.
Condensed Consolidated Balance Sheets
(In millions)	February 28, 2011	November 30, 2010
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$ 211.6	$ 181.5
Marketable securities	5.0	26.7
Accounts receivable	109.8	106.7
Inventories	48.8	51.1
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	39.5	32.0
Grantor trust	1.8	1.8
Other receivables, prepaid expenses and other	22.7	25.3
Income taxes	5.4	7.5
Total Current Assets	444.6	432.6
Noncurrent Assets
Property, plant and equipment, net	124.0	126.4
Real estate held for entitlement and leasing	60.5	59.9
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	145.6	151.5
Grantor trust	14.2	14.5
Goodwill	94.9	94.9
Intangible assets	16.5	16.9
Other noncurrent assets, net	89.3	94.8
Total Noncurrent Assets	545.0	558.9
Total Assets	$ 989.6	$ 991.5
LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS' DEFICIT
Current Liabilities
Short-term borrowings and current portion of long-term debt	$ 60.2	$ 66.0
Accounts payable	34.0	27.1
Reserves for environmental remediation costs	50.5	40.7
Postretirement medical and life benefits	7.1	7.1
Advance payments on contracts	112.6	110.0
Other current liabilities	96.4	110.3
Total Current Liabilities	360.8	361.2
Noncurrent Liabilities
Senior debt	50.5	50.6
Senior subordinated notes	75.0	75.0
Convertible subordinated notes	200.0	200.0
Other debt	1.0	1.1
Deferred income taxes	7.8	7.6
Reserves for environmental remediation costs	169.4	177.0
Pension benefits	170.2	175.5
Postretirement medical and life benefits	71.1	71.8
Other noncurrent liabilities	61.5	66.8
Total Noncurrent Liabilities	806.5	825.4
Total Liabilities	1,167.3	1,186.6
Redeemable common stock	4.9	5.1
Shareholders' Deficit
Common stock	5.9	5.9
Other capital	258.0	257.3
Accumulated deficit	(181.0)	(182.2)
Accumulated other comprehensive loss, net of income taxes	(265.5)	(281.2)
Total Shareholders' Deficit	(182.6)	(200.2)
Total Liabilities, Redeemable Common Stock and Shareholders' Deficit	$ 989.6	$ 991.5

GenCorp Inc.
Condensed Consolidated Statements of Cash Flows
	Three months ended
	February 28,	February 28,
(In millions)	2011	2010
	(Unaudited)
Operating Activities
Net income (loss)	$ 1.2	$ (8.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (income) from discontinued operations	0.7	(1.0)
Depreciation and amortization	5.7	6.0
Amortization of debt discount and financing costs	1.7	3.2
Stock-based compensation and savings plan expense, net	1.2	(1.5)
Gain on debt repurchased	(0.2)	—
Changes in assets and liabilities other than grantor trust	7.1	78.3
Grantor trust	0.3	1.6
Net cash provided by continuing operations	17.7	77.7
Net cash used in discontinued operations	(0.1)	(0.3)
Net Cash Provided by Operating Activities	17.6	77.4
Investing Activities
Marketable securities activity, net	21.7	(45.0)
Restricted cash, net	—	(67.3)
Capital expenditures	(2.0)	(4.2)
Net Cash Provided by (Used in) Investing Activities	19.7	(116.5)
Financing Activities
Proceeds from issuance of debt	—	200.0
Debt issuance costs	—	(5.9)
Debt repayments	(7.2)	(142.2)
Net Cash (Used in) Provided by Financing Activities	(7.2)	51.9
Net Increase in Cash and Cash Equivalents	30.1	12.8
Cash and Cash Equivalents at Beginning of Year	181.5	126.3
Cash and Cash Equivalents at End of Year	$ 211.6	$ 139.1

Use of Non-GAAP Financial Measures

In addition to segment performance (discussed earlier in this release), the Company provides Non-GAAP financial measure of the Company's operational performance called Adjusted EBITDAP. Management uses this metric to further its own understanding of the Company's historical and prospective consolidated core operating performance of its segments, net of expenses incurred by its corporate activities in the ordinary, ongoing and customary course of its operations. Further, the Company believes that to effectively compare the core operating performance metric from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits (pension and postretirement benefits), significant non-cash expenses, the impacts of financing decisions on the earnings of the Company, and items incurred outside the ordinary, ongoing and customary course of its operations. Accordingly, management defines Adjusted EBITDAP as GAAP income before income taxes adjusted by interest expense, interest income, depreciation and amortization, retirement benefit plan costs (pension and postretirement benefits), and unusual items which management does not believe are reflective of such ordinary, ongoing and customary course activities.

The Company believes that providing this additional information is useful to better understand and assess the Company's operating performance. The measure allows investors, analysts, lenders, and other parties to better evaluate the Company's financial performance and prospects in the same manner as management. Because the Company's method for calculating the Non-GAAP measure may differ from other companies' methods, the Non-GAAP measure presented below may not be comparable to similarly titled measures reported by other companies. This measure is not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

GenCorp Inc.

( In millions, except percentage amounts)	Three months ended February 28,
	2011	2010
	(Unaudited)
GAAP income (loss) from continuing operations before income taxes	$ 4.5	$ (5.7)
Interest expense	7.8	10.4
Interest income	(0.3)	(0.3)
Depreciation and amortization	5.7	6.0
Retirement benefit plan expense	11.6	10.5
Unusual items	—	1.6
Adjusted EBITDAP	$ 29.3	$ 22.5
Adjusted EBITDAP as a percentage of net sales	14.0%	12.0%

CONTACT: Investors, Kathy Redd, chief financial officer, +1-916-355-2361, Media, Glenn Mahone, vice president, communications, +1-202-302-9941, both of GenCorp Inc.